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
  [LOGO]                                                                      [LOGO]
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                                                                    May 26, 1998

Dear U S WEST FINANCING II Holder:

    In connection with the separation of U S WEST, Inc (the "Company") into two independent companies (U S WEST, Inc. and MediaOne Group), the Company is offering you the opportunity to exchange your 8 1/4% Trust Originated Preferred Securities of U S WEST Financing II (the "Old Preferred") for one of the following:

    (I) 9 1/2% TRUST ORIGINATED PREFERRED SECURITIES OF MEDIAONE FINANCE TRUST II (THE "NEW PREFERRED"); OR

    (II) $26.30 PER SHARE IN CASH

    The New Preferred will have the exact same call features and redemption features of the Old Preferred. Holders taking action will also receive accrued and unpaid interest at the rate of 8 1/4% up to but not including the delivery date or payment date.

    In making your decision, please take note that the Company has been advised by Standard & Poors and Moody's of the following ratings for both the Old Preferred and the New Preferred securities:

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                                                         S & P      MOODY'S
                                                        RATING      RATING
                                                       ---------  -----------
8 1/4% OLD PREFERRED.................................      *BBB-        *BA3
9 1/2% NEW PREFERRED.................................       BBB-         BA3
* Denotes downgrade.
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    Please be aware that if any Old Preferred holder does not take action, they will continue to own an Old Preferred, which will be guaranteed by MediaOne Group. The risks involved in owning the Old Preferred include: (I) THE DOWNGRADING OF THE OLD PREFERRED TO THE SAME LEVEL AS THE HIGHER YIELDING NEW PREFERRED; (II) MEDIAONE GROUP WILL BE THE GUARANTOR OF BOTH THE OLD PREFERRED AND THE NEW PREFERRED; (III) THE YIELD ON THE OLD PREFERRED IS LOWER THAN THE NEW PREFERRED (8 1/4% VS. 9 1/2%); AND (IV) DESPITE NOT TAKING ACTION, THE HOLDERS OF THE OLD PREFERRED WILL RECOGNIZE A TAXABLE EVENT.

    We urge you to carefully read the Offer to Exchange and Consent Solicitation Statement dated May 8, 1998, which was previously sent to you. The Offer to Exchange and Consent Solicitation Statement provides you with detailed information about the separation and the terms of the Offer and the New Preferred securities.

    TIME IS SHORT, THE EXCHANGE AND CONSENT SOLICITATION IS SET TO EXPIRE ON TUESDAY, JUNE 9, 1998 AT 5:00 P.M., EASTERN STANDARD TIME. IT IS URGENT THAT YOU CONTACT YOUR ACCOUNT REPRESENTATIVE AT YOUR BANK OR BROKERAGE FIRM TO DISCUSS WHICH OPTION IS BEST FOR YOU.

    If you have any questions, you can contact Beacon Hill Partners, Inc., the Information Agent for the Exchange Offer at (800) 787-3120.